Exhibit 10.28

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into, effective November 24, 2006, by and between Limited Brands, Inc. and Victoria’s Secret Direct, LLC (the “Company”), and Sharen Jester Turney (the “Executive”) (hereinafter collectively referred to as “the parties”).

WHEREAS, the Executive is employed as the Chief Executive Officer/President of Victoria’s Secret Megabrand/Intimate Apparel Group and is experienced in various phases of the Company’s business and does possess an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods, and personnel; and

WHEREAS, the Company has determined that it is essential and in its best interests to retain the services of key management personnel and to ensure their continued dedication and efforts; and

WHEREAS, this Agreement supersedes in its entirety all previous Employment Agreements that the parties have previously entered into; provided, however, that nothing in this Employment Agreement shall cancel or modify any previous grant of stock options or restrictive stock which was previously granted to the Executive or any rights with respect thereto.

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to secure the services and employment of the Executive, and the Executive is willing to render such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties hereby agree as follows:

1. Term. The initial term of employment under this Agreement shall be for the period commencing on the effective date hereof (the “Commencement Date”) and ending on the sixth anniversary of the Commencement Date (the “Initial Term”); provided, however, that thereafter this Agreement shall be automatically renewed from year to year, unless either the Company or the Executive shall have given written notice to the other at least ninety (90) days prior thereto that the term of this Agreement shall not be so renewed.

2. Employment.

(a) Position. The Executive shall be employed as the Chief Executive Officer/President of Victoria’s Secret Megabrand/Intimate Apparel Group or such other position of reasonably comparable or greater status and responsibilities, as may be determined by the Board of Directors. The Executive shall perform the duties, undertake the responsibilities, and exercise the authority customarily performed, undertaken, and exercised by persons employed in a similar executive capacity. The Executive shall report to the Office of the Chief Executive of Limited Brands, Inc.

(b) Obligations. The Executive agrees to devote her full business time and attention to the business and affairs of the Company. The foregoing, however, shall not preclude the Executive from serving on corporate, civic, or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities hereunder.

3. Base Salary. The Company agrees to pay or cause to be paid to the Executive an annual base salary at the rate of One Million One Hundred Thousand Dollars ($1,100,000), less applicable withholding. This base salary will be subject to annual review and may be increased from time to time by the Board considering factors such as the Executive’s responsibilities, compensation of similar executives within the company and in other companies, performance of the Executive, and other pertinent factors (hereinafter referred to as the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its executives.

4. Equity Compensation. Pursuant to the Company’s Stock Option and Performance Incentive Plan (“Plan”), the Company has granted to the Executive 33,334 restricted shares of the Company’s common stock. In addition, pursuant to the Plan the Company shall also use its best efforts to have the Compensation Committee grant to the Executive an additional 33,333 restricted shares of the Company’s stock in 2007 and an additional 33,333 restricted shares of the Company stock in 2008. All of the above mentioned shares shall 33 1/3% vest on each of the 1st, 2nd and 3rd anniversaries from the date of approval by the Compensation Committee. The Executive shall also be eligible for such other additional future equity-based awards (if any) as may be commensurate with her position and performance, if, when and as determined by the Compensation Committee in its discretion.

5. Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company and made available to senior executives generally and as may be in effect from time to time. The Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to senior executives of the Company generally.

6. Bonus.

(a) The Executive shall be entitled to participate in the Company’s applicable incentive compensation plan at a target level of One Hundred Twenty Percent (120%) on such terms and conditions as may be determined from time to time by the Board.

(b) In lieu of a promotion bonus, the Executive in fiscal 2007 and in fiscal 2008 shall be eligible for annual performance based bonus opportunities under a separate incentive compensation plan established by the Company for the Executive of up to One Million Six Hundred Fifty Dollars ($1,650,000), less applicable taxes, for each such fiscal year. The Compensation Committee shall determine in its sole discretion the extent to which, if at all, such performance bonus amounts are earned by, and payable to, Executive.

Other Benefits.

(a) Life Insurance.

(1) During the term of the Agreement, the Company shall maintain term life insurance coverage on the life of the Executive in the amount of $3,000,000, the proceeds of which shall be payable to the beneficiary or beneficiaries designated by the Executive. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy. If the Company is not able to obtain such policy due to Executive’s physical examination results, an AD&D (accidental death and dismemberment) policy of an equivalent amount will be obtained in lieu of the term life insurance coverage.

(2) During the term of this Agreement, the Company shall be entitled to maintain a “key person” term life insurance policy on the life of the Executive, the proceeds of which shall be payable to the Company or its designees. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy.

(b) Expenses. Subject to applicable Company policies, the Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by her in connection with the performance of her duties hereunder or for promoting, pursuing, or otherwise furthering the business or interests of the Company.

(c) Office and Facilities. The Executive shall be provided with appropriate offices and with such secretarial and other support facilities as are commensurate with the Executive’s status with the Company and adequate for the performance of her duties hereunder.

8. Paid Time Off (PTO) Program. The Executive shall be entitled to paid time off in accordance with the policies as periodically established by the Board for similarly situated executives of the Company.

9. Termination. The Executive’s employment hereunder is subject to the following terms and conditions:

(a) Disability. The Company shall be entitled to terminate the Executive’s employment after having established the Executive’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive’s ability to substantially perform her duties under this Agreement for a period of at least six months in any twelve-month calendar period as determined in accordance with Limited Brands, Inc. Long-Term Disability Plan.

(b) Cause. The Company shall be entitled to terminate the Executive’s employment for “Cause” without prior written notice. For purposes of this Agreement, “Cause” shall mean that the Executive (1) willfully failed to perform her duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness); or (2) has plead “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in willful misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation.

The Executive shall be given written notice by the Board of termination for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. The Executive shall be entitled to a hearing before the Board or a committee thereof established for such purpose and to be accompanied by legal counsel. Such hearing shall be held within 15 days of notice to the Company by the Executive, provided the Executive requests such hearing within 30 days of the written notice from the Board of the termination for Cause.

(c) Termination by the Executive. The Executive may terminate employment hereunder for “Good Reason” by delivering to the Company (1) a Preliminary Notice of Good Reason (as defined below), and (2) not earlier than thirty (30) days from the delivery of such Preliminary Notice, a Notice of Termination. For purposes of this Agreement, “Good Reason” means (i) the failure to continue the Executive in a capacity contemplated by Section 2 hereof; (ii) the assignment to the Executive of any duties materially inconsistent with the Executive’s positions, duties, authority, responsibilities, and reporting requirements as set forth in Section 2 hereof; (iii) a reduction in or a material delay in payment of the Executive’s total cash compensation and benefits from those required to be provided in accordance with the provisions of this Agreement; (iv) the Company, the Board or any person controlling the Company requires the Executive to be based outside of the United States, other than on travel reasonably required to carry out the Executive’s obligations under the Agreement, or (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale, or similar transaction; provided, however, that “Good Reason” shall not include (A) acts not taken in bad faith which are cured by the Company in all respects not later than thirty (30) days from the date of receipt by the Company of a written notice from the Executive identifying in reasonable detail the act or acts constituting “Good Reason” (a “Preliminary Notice of Good Reason”) or (B) acts taken by the Company by reason of the Executive’s physical or mental infirmity which impairs the Executive’s ability to substantially perform her duties under this Agreement. A Preliminary Notice of Good Reason shall not, by itself, constitute a Notice of Termination.

(d) Notice of Termination. Any purported termination for Cause by the Company or for Good Reason by the Executive shall be communicated by a written Notice of Termination to the other two weeks prior to the Termination Date (as defined below). For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Any termination by the Company other than for Cause or by the Executive without Good Reason shall be communicated by a written Notice of Termination to the other party two (2) weeks prior to the Termination Date. However, the Company may elect to pay the Executive in lieu of two (2) weeks written notice. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

(e) Termination Date, Etc. “Termination Date” shall mean in the case of the Executive’s death, the date of death, or in all other cases, the date specified in the Notice of Termination; provided, however, that if the Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Executive.

10. Compensation Upon Certain Terminations by the Company not Following a Change in Control.

(a) If during the term of the Agreement (including any extensions thereof), whether or not following a Change in Control (as defined below), the Executive’s employment is terminated by the Company for Cause or by reason of the Executive’s death, or if the Executive gives written notice not to extend the term of this Agreement, the Company’s sole obligations hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 7(b) through the Termination Date, and (iii) any earned compensation which the Executive had previously deferred (including any interest earned or credited thereon)(collectively, “Accrued Compensation”), provided however, that if the Executive gives written notice not to extend the Employment Term pursuant to Section 1, the Company shall continue to pay the premiums provided for in Section 7(a)(1) through the end of the calendar year in which the Executive’s termination occurs. The Executive’s entitlement to any other benefits shall be determined in accordance with the Company’s employee benefit plans then in effect.

(b) If the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason, in each case other than during the 24-month period immediately following a Change in Control, the Company’s sole obligations hereunder shall be as follows:

(i) the Company shall pay the Executive the Accrued Compensation;

(ii) the Company shall continue to pay the Executive the Base Salary for a period of one (1) year following the Termination Date;

(iii) in consideration of the Executive signing a General Release, the Company shall (A) pay the Executive any incentive compensation under the plan described in Section 6 that the Executive would have received if she had remained employed with the Company for a period of one (1) year after the Termination Date; and (B) pay the Executive her Base Salary for one additional year after payments have ended under Section 10(b)(ii); and

(iv) the Company shall continue to pay the premiums provided for in Section 7(a)(1) hereof through the end of the calendar year in which such termination occurs;

(v) provided, however, that in the event Executive becomes entitled to any payments under Section 10(g), the Company’s obligations to Executive under Section 10 shall thereafter be determined solely under Section 10 (g).

(c) If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability, the Company’s sole obligations hereunder shall be as follows:

(i) the Company shall pay the Executive the Accrued Compensation;

(ii) the Company shall continue to pay the Executive 100% of the Base Salary for the first twelve months following the Termination Date, 80% of the Base Salary for the second twelve months following the Termination Date, and 60% of the Base Salary for the third twelve months following the Termination Date; provided, however, that such Base Salary shall be reduced by the amount of any benefits the Executive receives by reason of her Disability under the Company’s relevant disability plan or plans; and

(iii) if the Executive is disabled beyond thirty-six (36) months, the Company shall continue to pay the Executive 60% of Base Salary, up to a maximum payment of $250,000 per year, for the period of the Executive’s Disability, as defined in the Company’s relevant disability plans; provided, however, that such payments shall be reduced by the amount of any benefits the Executive receives by reason of her Disability under the Company’s relevant disability plan or plans; and

(iv) the Company shall continue to pay the premiums provided for in Section 7(a)(1) hereof through the end of the calendar year in which such termination occurs.

(d) If the Executive’s employment is terminated by reason of the Company’s written notice to the Executive of its decision not to extend the Employment Agreement pursuant to Section 1 hereof, the Company’s sole obligation hereunder shall be as follows:

(i) the Company shall pay the Executive the Accrued Compensation;

(ii) the Company shall continue to pay the Executive the Base Salary for a period of one (1) year following the expiration of such term;

(iii) in consideration of the Executive signing a General Release, the Company shall (A) pay the Executive any incentive compensation under the plan described in Section 6 that the Executive would have received if she had remained employed with the Company for a period of one (1) year after the Termination Date; and (B) pay the Executive her Base Salary for one additional year after payments have ended under Section 10(d)(ii); and

(iv) the Company shall continue to pay the premiums provided for in Section 7(a)(1) hereof through the end of the calendar year in which such termination occurs.

(e) For up to eighteen (18) months during the period the Executive is receiving salary continuation pursuant to Section 10(b)(ii), 10(c)(ii) or 10(d)(ii) hereof, the Company shall, at its expense, provide to the Executive and the Executive’s beneficiaries medical and dental benefits substantially similar in the aggregate to the those provided to the Executive immediately prior to the date of the Executive’s termination of employment; provided, however, that the Company’s obligation to provide such benefits shall cease upon the earlier of Executive’s becoming employed and the expiration of Executive’s rights to continue such medical and dental benefits under COBRA.

(f) Executive shall not be required to mitigate the amount of any payment provided for in this Section 10 by seeking other employment or otherwise and no such payment or benefit shall be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Section 10(e).

(g) In the event that (x) the Company enters into a binding agreement that, if consummated, would constitute a Change in Control, (y) Executive’s employment is terminated under the circumstances set forth in Section 10(b) and (z) within six months after the execution of such agreement a Change in Control of the Company occurs involving one or more of the other parties to such agreement, then the Company’s sole obligations hereunder shall be as follows:

(i) the Company shall pay to Executive a lump sum payment in cash no later than 10 business days after the Change in Control an amount equal to the sum of (A) and (B), where (A) is the difference between (x) the Severance Amount (as defined in Section 14(a)(ii)) and (y) the sum of the payments made to the Executive prior to the change in Control pursuant to Section 10(b)(ii) and (B) is the difference between (x) the Bonus Amount (as defined in the Section 14(a)(iii)) and (y) the payments, if any, made to Executive prior to the Change in Control pursuant to Section 10(b)(iii)(A);

(ii) the Company shall reimburse Executive for any documented legal fees and expenses to the extent set forth in Section 14(a)(iv);

(iii) the Company shall pay such premiums as are required by Section 14(a)(v)(A) to the extent not previously paid pursuant to Section 10(b)(iv) and shall make available to Executive and Executive’s beneficiaries medical and dental benefits to the extent provided in Section 14(a)(v)(B); and

(iv) each of the Company and Executive shall have and be subject to, the rights, duties, and obligations set forth in Sections 13(c) and (d).

11. Employee Covenants.

(a) For the purposes of this Section 11, the term “Company” shall include Limited Brands, Inc. and all of its subsidiaries and affiliates thereof.

(b) Confidentiality. The Executive shall not, during the term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean use by the Executive for her own benefit or disclosure by the Executive to any person other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company or as may be legally required, of any confidential information relating to the business or prospects of the Company (including, but not limited to, any information and materials pertaining to any Intellectual Property as defined below ; provided, however, that such term shall not include the use or disclosure by the Executive, without consent, of any publicly available information (other than information available as a result of disclosure by the Executive in violation of this Section 11(b)). This confidentiality covenant has no temporal, geographical or territorial restriction.

(c) Non-Competition. During the Non-Competition Period described below, the Executive shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that competes or plans to compete, directly or indirectly, with the Company, or any of its products; provided, however, that the “beneficial ownership” by the Executive after termination of employment with the Company, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of Section 11 of this Agreement.

The “Non-Competition Period” means the period the Executive is employed by the Company plus one (1) year from the Termination Date if the Executive’s employment is terminated (i) by the Company for any reason, or (ii) by the Executive for any reason.

(d) Non-Solicitation. During the No-Raid Period described below, the Executive shall not directly or indirectly solicit, induce or attempt to influence any employee to leave the employment of the Company, nor assist anyone else in doing so. Further, during the No-Raid Period, the Executive shall not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, with any person who at any time was an employee, customer or supplier of the Company, or otherwise had a business relationship with the Company.

The “No-Raid Period” means the period the Executive is employed by the Company plus one (1) year from the Termination Date if the Executive’s employment is terminated (i) by the Company for any reason, or (ii) by the Executive for any reason.

(e) Intellectual Property. The Executive agrees that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during her employment with the Company including those developed on her own time, which relates to or is useful in the Company’s business (“Intellectual Property”) shall be owned solely by the Company. The Executive understands that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All intellectual Property is either work made for hire for the Company within the meaning of the United States Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then the Executive irrevocably assigns all rights, titles and interests in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. The Executive agrees that she will, without any additional consideration, execute all documents and take all other actions needed to convey her complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. The Executive also agrees that the Company may alter or modify the Intellectual Property at the Company’s sole discretion, and the Executive waives all right to claim or disclaim authorship. The Executive represents and warrants that any Intellectual Property that she assigns to the Company, except as otherwise disclosed in writing at the time of assignment, will be my sole, exclusive, original work. The Executive also represents that she has not previously invented any Intellectual Property or has advised the Company in writing of any prior inventions or ideas.

(f) Remedies. The Executive agrees that any breach of the terms of this Section 11 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent, such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, and to all costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants not to compete and solicit are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable.

The provisions of this Section 11 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 11; provided, however, that this paragraph shall not, in and of itself, preclude the Executive from defending himself against the enforceability of the covenants and agreements of this Section 11.

12. Employee Representation. The Executive expressly represents and warrants to the Company that the Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the Executive’s ability to fully perform the Executive’s duties and responsibilities under this Agreement.

13. Change in Control.

(a) For purposes of this Section 13, “Company” shall mean Limited Brands, Inc., a Delaware corporation.

(b) For purposes of this Agreement “Change in Control” means, and shall be deemed to have occurred upon the first to occur of any of the following events:

(i) Any Person (other than an Excluded Person)becomes, together with all “affiliates” and “associates” (each as defined under Rule 12b-2 of the Exchange Act), “beneficial owner” (as defined under Rule 13d-3 of the Exchange Act)of securities representing 33% or more of the combined voting power of the Voting Stock then outstanding, unless such Person becomes “beneficial owner” of 33% or more of the combined voting power of the Voting Stock then outstanding solely as a result of an acquisition of Voting Stock by the Company which, by reducing the Voting Stock outstanding, increases the proportionate Voting Stock beneficially owned by such Person (together with all “affiliates” and “associates” of such Person) to 33% or more of the combined voting power of the Voting Stock then outstanding; provided, that if a Person shall become the “beneficial owner” of 33% or more of the combined voting power of the Voting Stock then outstanding by reason of such Voting Stock acquisition by the Company and shall thereafter become the “beneficial owner” of any additional Voting Stock which causes the proportionate voting power of Voting Stock beneficially owned by such Person to increase to 33% or more of the combined voting power of the Voting Stock then outstanding, such Person shall, upon becoming the “beneficial owner” of such additional Voting Stock, be deemed to have become the “beneficial owner” of 33% or more of the combined voting power of the Voting Stock then outstanding other than solely as a result of such Voting Stock acquisition by the Company;

(ii) During any period of 24 consecutive months individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority of Directors then constituting the Board;

(iii) A reorganization, merger or consolidation of the Company is consummated, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the “beneficial owners” of the Voting Stock outstanding immediately prior to such reorganization, merger or consolidation, (ii) no Person (but excluding for this purpose any Excluded Person and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 33% or more of the voting power of the outstanding Voting Stock) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

(iv) The consummation of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to any corporation with respect to which, immediately following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the “beneficial owners” of the Voting Stock outstanding immediately prior to such sale or other disposition of assets, (B) no Person (but excluding for this purpose any Excluded Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 33% or more of the voting power of the outstanding Voting Stock) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

(v) The occurrence of any transaction or event that the Board, in its sole discretion, designates a “Change in Control”.

Not withstanding the foregoing, in no event shall a “Change in Control” be deemed to have occurred (i) as a result of the formation of a Holding Company, or (ii) with respect to an Executive, if Executive is part of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the Effective Date, which consummates the Change in Control transaction. In addition, for purposes of the definition of “Change in Control” a Person engaged in business as an underwriter of securities shall not be deemed to be the “beneficial owner” of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition. “Excluded Person” shall mean (i) the Company; (ii) any of the Company’s Subsidiaries; (iii) any Holding Company; (iv) any employee benefit plan of the Company, any of its Subsidiaries or a Holding Company; or (v) any Person organized, appointed or established by the Company, any of its Subsidiaries or a Holding Company for or pursuant to the terms of any plan described in clause (iv). “Person” shall mean any individual composition, partnership, limited liability company, associations, trust or other entity or organization. “Holding Company” shall mean an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the “beneficial owners”, respectively, of the Voting Stock outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding Voting Stock. “Voting Stock” shall mean securities of the Company entitled to vote generally in the election of members of the Company’s Board of Directors.

(c) Gross-Up Payment. In the event it shall be determined that any payment or distribution of any type to or for the benefit of the Executive, by the Company, any of its affiliates, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments

(d) All determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and any amounts relevant to the last sentence of Subsection 13(c), shall be made by an independent accounting firm selected by the Company from among the largest six accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive within five (5) days of the Termination Date, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Company should have made Gross-Up Payments (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment.

14. Compensation Upon Certain Terminations During the 24-Month Period Following a Change in Control.

(a) If the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason, in each case during the 24 consecutive month period immediately following a Change in Control, the Company’s sole obligations hereunder subject to the Executive’s execution of a General Release, shall be as follows:

(i) the Company shall pay the Executive the Accrued Compensation;

(ii) the Company shall pay the Executive a lump sum payment in cash no later than ten business days after the termination date an amount equal to two times Executive’s Base Salary (the “Severance Amount”);

(iii) the Company shall pay the Executive a lump sum payment in cash no later than ten (10) business days after the date of termination an amount equal to the sum of the last four (4) bonus payments the Executive received under the Company’s incentive compensation plan described in Section 6 and a pro-rata amount for the season in which the Executive’s employment is terminated based on the average of the prior four (4) bonus payments and the number of days the Executive is employed during such season (the “Bonus Amount”);

(iv) the Company shall reimburse the Executive for all documented legal fees and expenses reasonably incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Section 14; and

(v) the Company shall (A) pay the premiums provided for in Section 7(a)(1) hereof through the end of the calendar year in which such termination occurs, and (B) shall provide the Executive and Executive’s beneficiaries medical and dental benefits substantially similar to those which the Executive was receiving immediately prior to the date of termination for a period of eighteen (18) months after the termination date; provided however, that the Company’s obligation with respect to the foregoing medical and dental benefits shall cease in the event Executive becomes employed.

(b) Except as provided in Section 14(a)(v)(B), the Executive shall not be required to mitigate the amount of any payment provided for in this Section 14 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 14 be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

15. Successors and Assigns.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein shall include any such successors and assigns to the Company’s business and/or assets. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

16. Arbitration. Except with respect to the remedies set forth in Section 11(f) hereof, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the parties. The American Arbitration Association, under its Employment Arbitration Rules, shall administer the binding arbitration. The arbitration shall take place in Columbus, Ohio. The Company and the Executive each waive any right to a jury trial or to a petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement or its termination and agree that the arbitrator shall have the authority to award cost and attorney fees to the prevailing party.

17. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To the Executive:

Sharen Jester Turney

1 Bottomley Crescent

New Albany, OH 43054

To the Company:

Limited Brands, Inc.

Three Limited Parkway

Columbus, Ohio 43230

Attn: Secretary

18. Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or others.

19. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of law principles thereof.

21. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

22. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

LIMITED BRANDS, INC.

By:	/s/LEONARD A. SCHLESINGER	11/16/2006
Name:	Leonard A. Schlesinger	Date
Title:	Vice Chairman and Chief Operating Officer

/s/ SHAREN JESTER TURNEY		12/12/2006
	Sharen Jester Turney	Date